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                                                                  EXHIBIT 10.56


                                                   UNIT 1, GENESIS BUSINESS PARK
                                                                    ALBERT DRIVE
                                                                      SHEERWATER
                                                                          WOKING
                                                                 SURREY GU21 5RW



Date: 1 August 1995



                                  TELEWEST PLC
                   NON-EXECUTIVE DIRECTORS APPOINTMENT LETTER




Dear  Mr Stenham

As you are aware, it is now anticipated that the merger of TeleWest Communications plc and SBCC Cablecomms (UK) will proceed later this year. As you know, the merger will be effected through the formation of a new company TeleWest plc ("the Company"), which will acquire both TeleWest Communications plc and SBCC CableComms U.K. When that process is completed, we would very much like you to serve as a Non-Executive Director of the Company. Of course, at that stage there would be little point in your continuing as a Non-Executive Director of TeleWest Communications plc. I attach a letter of resignation you could use for that purpose, I should be grateful if you could sign that letter and return it to Victoria Hull.

If you are willing to accept the appointment as a Non-Executive Director of the Company, the terms which would apply to you are set out below. You will see that they are identical to those which currently apply between you and TeleWest Communications plc.

For confirmation, you should note that your resignation as a director of TeleWest Communications plc and appointment as a Non-Executive Director of the Company will take effect upon the shares of the Company being admitted to the Official List of The London Stock Exchange.

1. As a Non-Executive Director you will be expected to attend board meetings, the annual general meeting of the Company and any extra-ordinary general meetings of the Company which may be called. It is anticipated that board meetings will be held quarterly, although on occasion it may be necessary to call board meetings on short

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     notice. You will receive details of board meetings in advance for your diary, and an agenda will normally be circulated a few days before each meeting. The audit and remuneration committees will be as presently constituted, save in respect of the participation of a representative of SBC and Cox instead of TCI on the Audit Committee. We should be pleased if you would continue in your currrent capacity on those committees.


2. As you know, your appointment and re-appointment as a Non-Executive Director has to be ratified each year by the shareholders of the Company, as required by the Articles of Association. Subject to this, we anticipate your appointment will expire at the same time as your original appointment with TeleWest Communications plc, that is November 1997, but which may be renewed for a further three years if both you and the board agree.

3. Whilst I am sure you do not need me to remind you of your responsibilities as a Non-Executive Director of the Company, I would wish to make clear that you will be under an obligation to communicate to the board any conflicts which may arise during the period when you serve as a Non-Executive Director. The board will then be able to decide what (if any) action needs to be taken about that. In addition, it is of great importance that you do not disclose to anybody outside the Company or any of its subsidiaries any trade secrets or other confidential information concerning the Company or any of its subsidiaries which may come to your knowledge by virtue of your position as a Non-Executive Director. During your appointment as a Non-Executive Director the board would expect you to refrain from accepting appointments (whether as agent, employee or consultant) with any company or firm engaged in a business competing with or similar to that of the Company or any of its subsidiaries.

4. We are also obliged to require that, upon the Company's shares being admitted to listing on the London Stock Exchange, you comply with the "Model Code" issued by the International Stock Exchange of Great Britain and the Republic or Ireland in relation to dealings in shares by you and anybody connected with you. We anticipate that the Company will adopt its own share dealing code in similar terms to the "Model Code" of the London Stock Exchange shortly.

5. The Rules of the London Stock Exchange also require us to submit to the Securities and Futures Authority Limited a "declaration of a directors business activities" in the form set out in Schedule 7 to the Listing Rules of the London Stock Exchange. By accepting this appointment you undertake to complete such a declaration and authorise the Company to submit it to the Securities and Futures Authority Limited. In addition, you agree that you will notify the Company as soon as practicable of any changes to the details set out in the declaration.

6. For serving as a Non-Executive Director of the Company, you will be entitled to receive a fee, presently (pound) 35,000 per annum payable quarterly in arrears. The level of Non-Executive Directors fees is reviewed annually. You also receive (pound)1,000 for

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     every board meeting of the Company you attend. In addition, the Company will of course reimburse you for any expenses you might incur in the performance of your duties, these can include reasonable travel and other identical expenses which you might incur. I would wish to make clear that such expenses may include legal fees if circumstances should arise in which it is necessary for you to seek separate legal advice about the performance of your duties. This could, of course, be a little awkward and in that situation you might find it helpful to discuss the issue either with me or one of your Non-Executive colleagues in advance should you think it appropriate.

I hope that you find the above terms are in order. I should be grateful if you will confirm your agreement to them by signing and returning to me the enclosed counter part of this letter.


Yours sincerely


/s/ Alan Michels
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ALAN MICHELS
CHIEF EXECUTIVE OFFICER



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